Exhibit 99.1

FLEX APPOINTS JENNIFER LI TO ITS BOARD OF DIRECTORS

San Jose, CA, January 8, 2018 — Flex (NASDAQ: FLEX), the Sketch-to-Scale™ solutions provider that designs and builds Intelligent Products for a Connected World™, today announced that Jennifer Li, a seasoned, global international executive with extensive experience in China, automotive, and multiple technology sectors, has been appointed to the Company’s Board of Directors.

Ms. Li currently serves as Chief Executive Officer and General Managing Director of Baidu Capital, the investment arm of Baidu Inc. She was previously Chief Financial Officer of Baidu Inc., the leading Chinese language search engine and one of the largest search engines in the world. Ms. Li led Baidu over the past ten years of growth. In this capacity, she gained diverse functional experience, leading human resources, public relations, marketing, international operations, mergers and acquisitions, and finance. From 1994 to 2008, she held a number of senior finance positions at various General Motors companies in China, Singapore, the United States, and Canada, rising to Chief Financial Officer of GM’s business in China and Financial Controller of the North American Operations for GMAC. Ms. Li currently serves on the board of directors of Philip Morris International Inc. and serves as the Chair of its Audit Committee and a member of both its Nominating and Corporate Governance and Finance Committees.

“Jennifer has world-class financial, operational, and technology industry experience both internationally and particularly in China which is rapidly becoming a huge innovation leader in the world,” said Mike McNamara, CEO at Flex. “Her appointment to the Board of Directors will add valuable perspective and insight and we are honored to welcome her to our Board.”

About Flex

Flex Ltd. (Reg. No. 199002645H) is the Sketch-to-Scale™ solutions provider that designs and builds Intelligent Products for a Connected World™. With approximately 200,000 professionals across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit flex.com or follow us on Twitter @Flexintl. Flex — Live Smarter™

Contact

Kevin Kessel, CFA

Vice President, Investor Relations & Corporate Communications

(408) 576-7985

kevin.kessel@flex.com